Exhibit 99.2

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-13-21

THE GEO GROUP, INC. COMMENCES TENDER OFFER AND CONSENT

SOLICITATION FOR OUTSTANDING 7 3⁄4% SENIOR NOTES DUE 2017

Boca Raton, Fla. – September 19, 2013 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced today that it has commenced a cash tender offer for any and all of its outstanding $250,000,000 aggregate principal amount of 7 3⁄4% Senior Notes due 2017 (CUSIP No. 36159RAC7) (the “Notes”) and consent solicitation from the holders of the Notes to authorize the elimination of most of the covenants and certain of the events of default contained in the indenture governing the Notes (the “Proposed Amendments”). Holders may not tender their Notes pursuant to the tender offer without delivering consents or deliver consents without tendering their Notes. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on October 17, 2013, unless extended or earlier terminated by GEO (the “Expiration Date”). The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 19, 2013, and the related Letter of Transmittal and Consent, dated September 19, 2013 (together, the “Offer Documents”), which set forth a more detailed description of the tender offer and consent solicitation. Holders of the Notes are urged to carefully read the Offer Documents.

Subject to the terms of the tender offer and consent solicitation, holders who validly tender their Notes and deliver their consents to the tender agent (as identified below) (and do not validly withdraw their Notes or revoke their consents) prior to 5:00 p.m., New York City time, on October 2, 2013, unless extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive $1,043.45, payable in cash, for each $1,000 principal amount of Notes accepted for payment (the “Total Consideration”), which amount includes a consent payment of $30.00 per $1,000 principal amount (the “Consent Payment”). In addition, holders whose Notes are purchased will receive accrued and unpaid interest up to, but not including, the applicable payment date. Holders may withdraw tenders and revoke consents at any time prior 5:00 p.m., New York City time, on October 2, 2013 (the “Withdrawal Deadline”) unless extended by GEO. GEO has reserved the right, at any time following the Consent Payment Deadline but prior to the Expiration Date, to accept for purchase all Notes validly tendered and not validly withdrawn on or before such date (the “Early Acceptance Date”). If GEO elects to exercise this option, GEO will pay the Total Consideration or Tender Offer Consideration (as defined below), as applicable, for the Notes accepted for purchase promptly following the acceptance of such Notes (the date of such payment being referred to as the “Early Payment Date”). GEO expects that the Early Payment Date will be October 3, 2013, subject to the satisfaction or waiver of all the conditions to the tender offer and consent solicitation.

Subject to the terms of the tender offer and consent solicitation, holders who validly tender their Notes and deliver their consents after the Consent Payment Deadline but on or prior to the Expiration Date will receive $1,013.45, payable in cash, for each $1,000 principal amount of Notes accepted for purchase (the “Tender Offer Consideration”) plus accrued and unpaid interest up to, but not including, the applicable payment date, but will not receive the Consent Payment. Notes tendered after the Consent Payment Deadline but before the Expiration Date are expected to receive payment promptly following the expiration of the tender offer and consent solicitation.

Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

The early acceptance and payment feature is at the option of GEO and the Early Acceptance Date and final acceptance date could be the same date.

GEO’s obligation to consummate the tender offer and consent solicitation is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents, including, among others, (i) receipt by GEO of aggregate gross proceeds of at least $250.0 million on terms satisfactory to GEO (the “New Financing”), (ii) receipt of consents to authorize the Proposed Amendments by at least a majority of the outstanding Notes and (iii) execution and delivery of a supplemental indenture giving effect to the Proposed Amendments. There can be no assurance such conditions will be satisfied.

GEO has retained D.F. King & Co., Inc., as the tender agent and information agent for the tender offer and consent solicitation. GEO has retained Wells Fargo Securities, LLC as the sole dealer manager and solicitation agent for the tender offer and consent solicitation.

The Offer Documents will be distributed to holders of Notes promptly. Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (212) 269-5550 (collect, for banks or brokers) or (800) 829-6551 (toll-free, for all others). Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, LLC at (704) 410-4760 (collect) or (866) 309-6316 (U.S. toll-free).

This news release shall not constitute an offer to buy or a solicitation of an offer to sell the Notes or an offer to sell or the solicitation of an offer to purchase any new securities, including in connection with the New Financing. Any such offer, solicitation, purchase or sale will be made only by means of the Offer to Purchase and the related Letter of Transmittal and Consent that GEO will be making available to holders.

The GEO Group, Inc. (NYSE: GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, and community reentry services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 95 facilities totaling approximately 72,000 beds with a growing workforce of approximately 18,000 professionals.

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the tender offer for the Notes and the related consent solicitation. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully consummate the tender offer for the Notes, the consent solicitation and the redemption of any untendered Notes; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations